AGREEMENT FOR EXCLUSIVE DEALING

 AND LETTER OF INTENT

This AGREEMENT FOR EXCLUSIVE DEALING AND LETTER OF INTENT (the “LOI”), is effective November 26th, 2009 (the “Effective Date”), between

SCS Corporation, an Affiliate of Hyperdynamics Corporation, a company incorporated under Delaware statutes, United States of America, whose Head Office is located at: One Sugar Creek Center Blvd, Suite 125, Sugar Land, Texas 77478, USA (collectively “HDY-SCS”), of the first part, and Repsol Exploración, S.A. a company incorporated in the Kingdom of Spain whose Head Office is located at Paseo de la Castellana 280, 28046 Madrid, Spain, (“REPSOL”)  of the second part.

HDY and REPSOL may also be referred to herein individually as a “Party” or collectively as the “Parties”.

Recitals:

WHEREAS, HDY owns, through its Affiliate, SCS, certain rights pertaining to the Hydrocarbon Production Sharing Contract dated September 22, 2006 between the Republic of Guinea and SCS (the “PSC”); and

WHEREAS, a Memorandum of Understanding in relation to the PSC has been entered into between the Republic of Guinea and SCS dated September 11, 2009 (the “MoU”); and

WHEREAS, REPSOL possesses certain expertise and resources that it believes will be beneficial in the exploration and development of the area to which the PSC applies as may be varied pursuant to the MoU (the “Project”); and

WHEREAS, REPSOL wishes to evaluate its potential participation in the Project on an exclusive basis; and

WHEREAS, HDY-SCS has executed an Agreement for Exclusive Dealing and Letter of Intent with Dana Petroleum (E&P) Ltd, effective October 11, 2009, (“Dana Letter of Intent”), which, among other things provides that HDY-SCS and its Affiliated Companies including, without limitation SCS, will negotiate exclusively with DANA with regard to the prospective acquisition by DANA of an undivided twenty three percent (23%) participating interest in and under the PSC and the initial Contract Area (as such term is defined in the PSC) (the “DANA Working Interest”), and more specifically provides that HDY shall, and shall procure that its Affiliated Companies including, without limitation, SCS shall not initiate, or otherwise participate in, directly or indirectly, a solicitation of any other offer or proposal for the sale, assignment or transfer, directly or indirectly, through merger, consolidation or otherwise, of the DANA Working Interest, which means any interest in the PSC and/or the Contract Area that is or would be inclusive of the DANA Working Interest or continue negotiations or discussions with other persons that have indicated an interest in acquiring such an interest; and

WHEREAS, HDY-SCS, represents and warrants that any actions, discussions or negotiations between them and Repsol proceed in full respect of the Dana Letter of Intent and do not intend that any actions, discussions or negotiations between the Parties interfere with such Dana Letter of Intent or include or pertain to the twenty-three percent (23%) participating interest subject to the Dana Letter of Intent; and

WHEREAS, the Parties wish to record in this LOI certain binding and certain non-binding commercial terms and conditions on which the Parties have agreed to continue discussions and conduct further mutual evaluation and negotiations with the possibility of, but not the obligation to, reaching binding definitive agreement(s) as to REPSOL’s participation in the Project (the “Definitive Agreements” as defined in Exhibit “A”).

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
Non-Binding Provisions

1.1           Non-Binding Nature of Provisions. The Parties have set out in Exhibit “A” attached hereto and incorporated herein their preliminary and non-binding understanding of certain commercial terms and conditions which may be addressed in the prospective Definitive Agreements. The Parties agree that no provision of this LOI shall obligate either Party to enter into any Definitive Agreements, and that no commercial terms set out in Exhibit “A” attached hereto shall be legally binding in any way upon either Party. This LOI reflects only the preliminary understanding of the Parties with respect to the potential due diligence and negotiation with respect to a transaction regarding the Project, and is not intended to, shall not be construed to, and does not constitute an agreement of either Party to (a) perform due diligence, negotiate, or consummate any transaction regarding the Project, or (b) enter into any Definitive Agreements with respect to the Project.

1.2.           Further, the Parties expressly acknowledge and agree that this Article I of this LOI (other than this Article 1.2), is not intended to be legally binding and that neither Party shall have any obligation to the other with respect thereto unless and until both Parties execute mutually agreed and duly authorized Definitive Agreements. Further, it is understood that the Definitive Agreements contemplated in this LOI are subject to review and approval in accordance with the policies and procedures established by the each Party’s respective board of directors for transactions of this nature.

1.3           It is envisaged that the Definitive Agreements will include (i) a sale and purchase agreement in respect of the transfer of the REPSOL Participating Interest (as hereinafter defined) (the “SPA”); (ii) an assignment of the REPSOL Participating Interest, validly transferring title to the REPSOL Participating Interest to REPSOL (the “Assignment of Participating Interest”); (iii) a Deed of Assignment to serve as the muniment of the Assignment of Participating Interest to be forward to the Government of the Republic of Guinea for approval of the Assignment of Participating Interest pursuant to Article 23 of the PSC (the “Deed of Assignment”); and (iv) a joint operating agreement based on the 2002 AIPN International Operating Agreement Model Form (the “JOA”) under which REPSOL is to be designated Operator upon full payment of Consideration for Assignment of Participating Interest (as defined in Exhibit “A”) and subject to government and third party approvals and consents as required.  It is also intended that, subsequent to execution of the Definitive Agreements, the Parties will enter into a clarification of, an amendment to or restatement of the PSC as required by, incorporating the relevant terms of, and superseding, the MoU (the “PSC Clarification”).  HDY-SCS will provide within seven (7) Working days of the Effective Date an initial draft of the SPA, the PSC Assignment and the JOA for review and evaluation by REPSOL.  The Parties will work jointly in preparing the PSC Clarification to the PSC.  It is further envisaged that the Parties will work together in a cooperative fashion on all other technical, commercial and strategic matters and will attempt to incorporate such cooperation into the relevant provisions of the JOA and the PSC Clarification.

Article II
Binding Provisions

The following provisions shall be binding upon the Parties:

2.1.           Exclusive Dealing.  HDY-SCS agrees that it and its Affiliates including, without limitation SCS, will negotiate exclusively with REPSOL with regard to the prospective acquisition by REPSOL of an undivided thirty-seven percent (37%) participating interest in and under the PSC and the initial Contract Area (as such term is defined in the PSC) (the “REPSOL Participating Interest”).  More specifically, HDY-SCS shall, and shall procure that its Affiliates including, without limitation, SCS shall: (i) not initiate, or otherwise participate in, directly or indirectly, a solicitation of any other offer or proposal for the sale, assignment or transfer, directly or indirectly, through merger, consolidation or otherwise, of the REPSOL Participating Interest, which means any interest in the PSC and/or the Contract Area that is or would be inclusive of the REPSOL Participating Interest; and (ii) cease negotiations and discussions with any other persons that have indicated an interest in, or have submitted an offer to acquire any interest in the REPSOL Participating Interest or any interest in the PSC and/or Contract Area that is or would be inclusive of the REPSOL Participating Interest.  The obligations of HDY/SCS and its Affiliates including, without limitation, SCS, to deal exclusively with REPSOL herein will commence on the Effective Date and continue until the earlier to occur of the Termination Date or the Parties’ execution of mutually agreed and duly authorized Definitive Agreements.

After the signature of this LOI Repsol commits to pay its share of the Seismic Acquisition Payments, as specified in Exhibit A Seismic Acquisition Payments.

If the Definitive Agreements are not executed within the agreed term established in 2.3 Repsol can at its sole option choose between the request of the reimbursement of the costs of the Seismic Acquisition to HDY/SCS or to legally own the property of such information.

2.2           Due Diligence; Obligation to Negotiate in Good Faith.  During the time period commencing on the Effective Date and continuing until the earlier to occur of the Termination Date or the Parties’ execution of  mutually agreed and duly authorized Definitive Agreements, the Parties will conduct due diligence with respect to the prospective transaction described herein, and shall negotiate in good faith regarding such prospective transaction.

2.3           Term of this LOI. Unless otherwise extended by mutual agreement of the Parties in writing, this LOI shall terminate at midnight local time in Houston, Texas, on 31st January 2010, unless the mutually agreed and duly authorized Definitive Agreements have been executed whichever occurs first, such date of termination being herein referred to as the “Termination Date”.

HDY-SCS may not unilaterally terminate this LOI prior to the Termination Date. If the LOI terminates as a result of Definitive Agreements not having been executed prior to the Termination Date, neither Party shall have any obligation or liability to the other except to the extent that, prior to the Termination Date, a Party has breached any of the binding provisions of this LOI.

2.4           Liability. Nothing contained in this LOI shall create or constitute or be deemed to create or constitute a partnership between the Parties or any of them. Any liability of the Parties hereunder shall be several and not joint or collective and each Party shall be responsible only for its individual obligations hereunder.

Neither Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of this LOI, including, without limitation, loss of value, loss of production, loss of financial advantage, loss of profit or business interruptions, however same may be caused.

2.5           Confidentiality. The terms and conditions of the Confidentiality Agreement entered into by REPSOL and SCS on October 5, 2009 (the “CA”), are incorporated by reference into this LOI and shall apply with regard to all information exchanged or developed hereunder. Notwithstanding the foregoing, neither Party shall be prohibited from making any disclosure if it is necessary to do so in order to comply with the applicable laws, rules, or regulations of any governmental entity, court, or stock exchange having jurisdiction over such Party or any of its Affiliated Companies (which term shall have the same meaning herein as defined in the CA).

2.6           Repsol Participation Prior to Execution of Definitive Agreements. Notwithstanding any other provisions hereof, REPSOL shall be entitled to fully participate with HDY-SCS in the evaluation of technical data leading to direction and interpretation of geological and geophysical data as well as to participate in any meeting with the Government of the Republic of Guinea during that interim period between the LOI and  the execution of Definitive Agreements and, furthermore, shall fully participate during such period in the preparation for negotiations with the Ministry of Mines, Energy and Hydraulics of the Republic of Guinea (the “Ministry”) regarding the terms of the PSC Clarification; shall be kept fully appraised of the progress of such negotiations; and, subject to Ministry consent, shall be entitled to participate in such negotiations.   Such negotiations shall be commenced as soon as reasonably practicable following the Effective Date, and HDY/SCS will send a notice to Repsol regarding any meeting to be held with the Ministry and/or Dana at least five (5) days before.

2.7           Press Releases. Neither Party may issue press releases, public communications or public statements regarding the existence or terms of this LOI and matters arising in relation hereto unless and until the other Party has been furnished with a copy of such statement in advance and has given written approval, which shall not be unreasonably withheld and which shall be timely given, in no case exceeding twenty-four (24) hours.  Notwithstanding the foregoing, neither Party shall be prohibited from making any disclosure if it is necessary to do so in order to comply with the applicable laws, rules, or regulations of any governmental entity, court, or stock exchange having jurisdiction over such Party or any of its Affiliated Companies.

2.8           Applicable Law. This LOI and the transactions contemplated herein, and the relationship of the Parties hereto shall be interpreted and construed in accordance with the laws of England excluding any conflict of laws principles which would refer the matter to the laws of another jurisdiction. No Person other than a Party may enforce this LOI by virtue of the Contracts (Right of Third Parties) Act 1999.

Any dispute, controversy or claim (“Dispute”) arising out of, relating to or in connection with this LOI, including any question regarding its existence, validity or termination, or regarding a breach hereof which cannot be resolved by good faith discussions between the Parties within ninety (90) days (or such longer period as may be agreed by the claimant Party) shall be referred by any Party to, and shall be finally settled by, arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”).  A Dispute shall be deemed to have arisen when either Party gives Notice to the other to that effect.

The place of arbitration shall be London, England, and the award shall be deemed to have been made there. The arbitration tribunal shall consist of three (3) arbitrators appointed in accordance with the Rules. Arbitration shall be in the English language. The decision of the arbitration tribunal shall include a statement of reasons for such decision, the award shall be final and binding on the Parties, and judgment thereon may be entered in any court having jurisdiction for its enforcement. The Parties hereby expressly agree to exclude all rights to application or appeal pursuant to Section 45 or Section 69 (as amended or otherwise) of the Arbitration Act 1996 relating to any questions of law arising in the course of the arbitration or with respect to any decision or award made.

The costs of the arbitration proceedings shall be borne according to the arbitration award. However, each Party to the Dispute shall bear its own costs, including costs regarding its own witnesses, expert witnesses, translators and attorneys, as well as such expert witnesses, translators and legal fees, regardless of which Party prevails.

Without prejudice to the rights and remedies otherwise available to a Party, the Parties agree that money damages would not be an adequate remedy for any breach of this LOI and that a Party will be entitled to specific performance or other equitable relief by way of injunction if a Party breaches or threatens to breach any provision of this LOI.

All matters relating to the arbitration proceeding, the existence of the arbitration proceeding, documents prepared produced and exchanged in such arbitration proceeding and the arbitral award itself shall be kept confidential and not disclosed to third parties unless such disclosure is (i) required in a Party’s efforts to compel arbitration or in its efforts to enforce an arbitral award, (ii) required by applicable law or by a governmental order, decree, regulation or rule or by any stock exchange on which the shares of the disclosing Party or its Affiliates are listed, or (iii) as otherwise agreed in writing by the Parties.

2.9           Costs and Expenses. Each Party shall be liable for its own legal, accounting and other costs and expenses incurred by it in connection with the undertakings associated with this LOI, including, without limitation, the negotiation and execution of Definitive Agreements.

2.10                      Counterparts.  This LOI may be executed and delivered by the Parties (in original form or by facsimile or emailed pdf scan) in counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute the same instrument, provided that this LOI shall not be effective until each Party has executed and delivered a counterpart.

2.11                      Entire Agreement.  This LOI constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

2.12                      Amendments.  This LOI may not be amended nor any rights hereunder waived except by written mutual agreement of the Parties.

2.13                      Assignment.  This LOI and the rights and obligations herein may not be assigned by a Party, in whole or in part, without the prior written consent of the other Party.

2.14                      No Third Party Beneficiaries.  This LOI is intended to benefit only the Parties hereto and their respective permitted successors and assigns.

2.15           Notices.  All notices and communications with respect to this LOI shall be in writing.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, on the first business day on or after which such facsimile is successfully transmitted and received, (iii) if mailed, three business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, the first business day on or after such notice is sent by overnight courier.

All notices shall be addressed as follows:

If to REPSOL: Attn. Didier Lluch, West Africa Exploration Director, Repsol Exploración, S.A., Paseo de la Castellana 280, 4, 28046 Madrid, Tel: +34 91.756.61.06.

If to HDY-SCS: Attn: Ray Leonard, President and Chief Executive Officer, Hyperdynamics Corporation, One Sugar Creek Center Blvd., Suite 125, Sugar Land, Texas 77478, USA Telephone +1 713.353.9400, Facsimile +1 713.353.9421.

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

2.16           Compliance With U.S. and International Laws Governing Sanctions and Corrupt Practices. Each Party represents that, to the best of its knowledge and belief, it is not subject to economic or other sanctions imposed under the laws of the United States or treaties or conventions of the United Nations and is eligible to receive exports from the United States under the laws of the United States.

[Execution Page Follows]

The Parties have executed this AGREEMENT FOR EXCLUSIVE DEALING AND LETTER OF INTENT as of the Effective Date.

HYPERDYNAMICS CORPORATION	SCS Corporation

By: /s/ Ray Leonard	By: /s/ Ray Leonard
Ray Leonard
President and Chief Executive Officer

REPSOL EXPLORACIÓN, S.A.

By:   /s/ Marcus E. Mazetic
Printed Name:   Marcus E. Mazetic
Title:  Exploration Director

EXHIBIT “A”

Essential Commercial Terms

This Exhibit sets forth certain essential business terms for a prospective transaction which is being considered by the Parties.  These terms are set forth solely for the purpose of furthering discussions between the Parties, and is not intended to, and shall not be construed to, create any legally binding obligation enforceable against either Party.

Affiliate
shall mean any person which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a person which directly or indirectly controls such Party, for which purpose “control” means the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights in the appointment of the directors or similar representation of a person, where “person” means any individual, corporation, partnership, limited liability company or other legally recognized entity.

Assignor:	SCS Corporation (SCS)- Hyperdinamics Corporation (HDY)

Assignee:	Repsol Exploración, S.A.

REPSOL
Participating
Interest:
An undivided thirty seven percent (37%) Participating interest in the PSC and Contract Area to be assigned by the PSC Assignment contemporaneously with execution of the JOA, subject to government and third party approvals and consents as required, Assignee to be designated Operator upon full payment of Consideration for Assignment of Participating Interest set out below and subject to government and third party approvals and consents as required.

Contract
Area:	Contract Area, as such term is defined in the PSC, it being understood and acknowledged that such Contract Area is subject to variation pursuant to the MoU.

Consideration for
Assignment of
Participating
Interest:	US$31,500,000 payable upon execution of the PSC Clarification and its entry into full legal effect pursuant to the laws of the Republic of Guinea.

Seismic
Acquisition
Payments, consist of:

Repsol to pay 37% share of BOS seismic program upon signing of Definitive Agreements. This will include an immediate payment of 37% of payments already made by Hyperdynamics at time of signing (currently estimated to be net $1.63 MM) and subsequently 37% of billings of $2.8 MM upon Hyperdynamics receiving the second and third tranches of 3000 km. Repsol to have the same rights as Hyperdynamics regarding the data, including cost recovery and resale.

Definitive Agreements:
SPA to be negotiated and executed by HDY/SCS and REPSOL (or its nominated Affiliated Company), in respect of the acquisition by REPSOL of the REPSOL Participating Interest as more particularly described below.

PSC Assignment assigning the REPSOL Participating Interest to REPSOL, such that REPSOL becomes a party to the PSC, to be negotiated and executed by SCS, REPSOL (or its nominated Affiliated Company), any third parties to the PSC, and the Government of the Republic of Guinea, or such alternative means of effecting and documenting the transfer of the REPSOL Participating Interest to REPSOL as may be mutually agreed in writing by HDY,/SCS and REPSOL.

JOA (including Accounting Procedure) in respect of the PSC and Contract Area to be negotiated and executed by SCS, REPSOL (or its nominated Affiliated Company) and any third party co-venturers.

The foregoing agreements constitute the “Definitive Agreements”.

PSC Clarification,
to be negotiated by HDY-SCS, REPSOL (or its nominated Affiliated Company), any third party co-venturers, and the Government of the Republic of Guinea incorporating, inter alia, the relevant terms of, and superseding, the MoU, and to be executed by all parties to the PSC.

Right of
First Refusal:	The right of first refusal applicable to SCS pursuant to Article 2.3 of the MoU shall be passed on to REPSOL pro rata to the REPSOL Participating Interest.

Indemnity:
HDY-SCS shall indemnify and hold harmless REPSOL in respect of any and all claims and liabilities in respect of the period prior to the date of approval by the Republic of Guinea of the assignment to REPSOL of the REPSOL Participating Interest.

Conditions
Precedent:
All necessary approvals and consents by the Government of the Republic of Guinea and relevant third parties for the acquisition of the Participating Interest by REPSOL including, without limitation, approval of the Definitive Agreements, the PSC Clarification, and any and all other ancillary documents of transfer and recordation.

Working day	means a Day (other than a Saturday or Sunday) on which banks in Guinea Conakry and in Madrid, Spain are customarily open for business.